Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: 937-224-5940

DPL ANNOUNCES MANAGEMENT CHANGES

— Continued Focus on Operational Excellence —

DAYTON, Ohio, March, 29, 2007 — DPL Inc. (NYSE: DPL) today announced organizational changes underscoring its commitment to financial and operational excellence.

Pat Swanke, formerly Vice President, Service Operations, has been promoted to President, Power Production and will assume responsibilities for operation and planning for DPL’s approximately 4,400 megawatts of generation.

Ms. Swanke has held various management positions with Dayton Power and Light, including Vice President of Operations, responsible for all aspects of DP&L’s natural gas business, Director of Steam Operations, Director of Employment, and Customer Service Center Manager.

Prior to joining DP&L, Ms. Swanke served nine years in the United States Air Force. She is a graduate of the United States Air Force Academy where she received a Bachelor of Science Degree in Electrical Engineering. She also received a dual Master of Arts in Management and Space Systems Management from Webster University.

Ms. Swanke replaces Steve Wolff who has left the Company to pursue other opportunities.

Scott Kelly, formerly Director, Service Operations, has been promoted to Vice President, Service Operations replacing Ms. Swanke. Mr. Kelly will be responsible for electric transmission and distribution operations serving 500,000 customers.

Mr. Kelly has been with the Company since 1994, and in previous management positions has been responsible for business development, design engineering, construction, technical services and system operating. He has a Bachelor of Science in Mechanical Engineering from Carnegie-Mellon University and a Master of Business Administration from Xavier University.

John Gillen, Senior Vice President and Chief Financial Officer, has recently added the responsibilities of Information Technology, Purchasing, and Corporate Development. Joe Boni III, Treasurer, has assumed responsibility for Investor Relations.

Art Meyer, Vice President, has added the responsibilities of Environmental Management and Community Relations.

To strengthen human resource planning and development, DPL recently hired Mr. Dan McCabe, Vice President, Human Resources. Mr. McCabe is responsible for performance management, employee development, succession planning, staffing and recruiting, labor relations, and compensation and benefit programs.

“These changes reflect our ongoing effort to develop the human capital required to maintain DPL’s reputation as a strong operator focused on providing reliable electric service to our customers,” said Paul Barbas, President and CEO, DPL Inc. “These moves are also important to our future success as we position the Company for continued growth.”

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 500,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 4,400 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 1,600 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.